Exhibit 99.1


Contact:
Edward B. Rudner                         Alison Ziegler
Online Vacation Center Holding Corp.     Cameron Associates
954-377-6400                             212-554-5469 or alison@cameronassoc.com
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    Online Vacation Center Holdings Corp. Acquires Travel Publishing Company

Plantation, FL, September 5, 2006 - Online Vacation Center Holdings Corp. (OTC
BB: ONVC), an aggregator of diversified vacation sellers, today announced that it has acquired Phoenix International Publishing, the U.K.'s leading publisher of consumer magazines and guides about travel to the U.S. and Canada. The acquisition was effective on August 31, 2006.

Online Vacation Center Holdings purchased Phoenix International Publishing for 1,450,000 restricted shares of Online Vacation Center Holdings common stock. According to Phoenix International Publishing, annual sales were approximately $1.9 million in 2005. The acquisition is expected to be accretive to earnings in 2007.

"The acquisition of Phoenix International Publishing is the first step in our strategy to build a network of diversified vacation and travel companies," said Ed Rudner, Chief Executive Officer of Online Vacation Center Holding Corp. "Phoenix's well known travel magazine, Essentially America, has a distribution of over 50,000, including frequent international travelers. The ability to market our cruise and travel packages to this population of travelers outside of the U.S. should provide an excellent opportunity to build our customer database and expand our sales."

Simon Todd, who will continue in his role as President of Phoenix International Publishing, added, "We are excited to be a part of the Online Vacation Center family. We believe that the partnership will be beneficial to both companies and we look forward to being able to offer our award-winning travel features to a larger number of travelers beyond our primarily European customer base."

Phoenix International Publishing, which traces its roots back to 1980, is the publisher of Essentially America the UK's leading consumer magazine dedicated to travel and lifestyle in the USA and Canada. Essentially America has won numerous travel writing awards, including the prestigious Travelex Award for the best travel feature in a UK magazine and the Visit USA UK Award for Excellence in the Specialist Magazine category. Phoenix International Publishing is well known for the quality and scope of its custom publishing and travel guides for consumers. In 2005 alone, the company produced and published over one million copies of travel guides to numerous North American destinations, in seven different languages. The company has offices in Dallas, Texas and London and Horsham, England.

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Online Vacation Center Holdings
page 2


About Online Vacation Center Holdings

Online Vacation Center Holdings Corp., based in Plantation, Florida, is focused on building a network of diversified vacation sellers with a range of products that can be cross-sold to an extensive customer base. Target businesses will be financially and technologically sound and provide a high degree of personalized service to help customers research, plan and purchase a vacation. The Company, today one of the country's largest cruise retailers, has been in business for over 30 years and became publicly traded in March 2006. Additional information can be found at www.onlinevacationcenter.com.

Certain statements in this press release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of growth; and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. These factors are discussed in greater detail in the company's filings with the Securities and Exchange Commission.


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